EXHIBIT 99.1

For Immediate Release: October 19, 2010

Occidental Petroleum Announces Third Quarter of 2010 Results

•	Q3 2010 income from continuing operations $1.2 billion ($1.47 per diluted share)
•	Quarterly year-over-year production volume growth of 6.5 percent
•	Quarterly oil and gas production average of 751,000 BOE per day

LOS ANGELES, October 19, 2010 -- Occidental Petroleum Corporation (NYSE:OXY) announced income from continuing operations for the third quarter of 2010 of $1.2 billion ($1.47 per diluted share), compared with $929 million ($1.14 per diluted share) for the third quarter of 2009. Net income was $1.2 billion ($1.46 per diluted share) for the third quarter of 2010, compared with $927 million ($1.14 per diluted share) for the third quarter of 2009.
In announcing the results, Dr. Ray R. Irani, Chairman and Chief Executive Officer, said, "The third quarter 2010 net income of $1.2 billion was 28 percent higher than the same period of 2009. Our oil & gas production of 751,000 BOE per day was the highest in Oxy's history and reflected our continuing growth representing a 6.5-percent increase over 2009. We continue to generate significant cash flow with the first nine months of 2010 results generating cash flow from operating activities of $6.6 billion. Free cash flow after capital spending and dividends was $3.1 billion.”

QUARTERLY RESULTS

Oil and Gas
Oil and gas segment earnings were $1.7 billion for the third quarter of 2010, compared with $1.5 billion for the same period in 2009. The increase in the third quarter of 2010 results was due to higher crude oil and natural gas prices and higher volumes, partially offset by higher operating costs and DD&A rates.
For the third quarter of 2010, daily oil and gas production volumes averaged 751,000 barrels of oil equivalent (BOE), compared with 705,000 BOE in the third quarter of 2009. Volumes increased 6.5 percent, primarily in the Middle East/North Africa, with smaller increases in Argentina and the United States. The Middle East/North Africa increase included new production from the Bahrain start-up and increased production from the Mukhaizna field in Oman. Daily sales volumes were 749,000 BOE in the third quarter of 2010, compared to 702,000 BOE in the third quarter of 2009.

Oxy's realized price for worldwide crude oil was $70.71 per barrel for the third quarter of 2010, compared with $62.79 per barrel for the third quarter of 2009. Domestic realized gas prices rose from $3.04 per MCF in the third quarter of 2009 to $4.20 per MCF for the third quarter of 2010.

Chemicals
Chemical segment earnings for the third quarter 2010 were $189 million, compared with $72 million for the same period in 2009. The third quarter of 2010 results reflect improved margins and volumes across chlor-alkali and vinyl products. Export volumes also increased by 22 percent compared to 2009.

Midstream, Marketing and Other
Midstream segment earnings were $163 million for the third quarter of 2010, compared with $77 million for the third quarter of 2009. Earnings for the third quarter of 2010 reflect higher margins in the trading and marketing businesses and higher pipeline income.
NINE-MONTH RESULTS
Year-to-date 2010 income from continuing operations was $3.3 billion ($4.09 per diluted share), compared with $2.0 billion ($2.44 per diluted share) for 2009. Net income for the first nine months of 2010 was $3.3 billion ($4.07 per diluted share), compared with $2.0 billion ($2.43 per diluted share) for the same period in 2009.

Oil and Gas
Oil and gas segment earnings were $5.4 billion for the nine months of 2010, compared with $3.1 billion for the same period of 2009. The $2.3 billion increase in the 2010 results reflected higher crude oil and natural gas prices and higher volumes, partially offset by higher operating costs and DD&A rates.
Daily oil and gas production volumes for the nine months were 746,000 BOE for 2010, compared with 711,000 BOE for the 2009 period, an increase of nearly 5 percent. Volumes increased in the Middle East/North Africa, resulting from the new production in Bahrain and higher production in the Mukhaizna field in Oman, and domestically in California.  Production was negatively impacted in the Middle East/North Africa, Long Beach and Colombia resulting from higher year-over-year average oil prices affecting production sharing and similar contracts by 21,000 BOE per day. Daily sales volumes were 741,000 BOE in the first nine months of 2010, compared with 711,000 BOE for 2009.
Oxy's realized price for worldwide crude oil was $71.57 per barrel for the nine months of 2010, compared with $51.44 per barrel for the nine months of 2009. Domestic realized gas prices increased from $3.15 per MCF in the nine months of 2009 to $4.67 per MCF in the nine months of 2010.

Chemicals
Chemical segment earnings were $327 million for the nine months of 2010, compared with $356 million for the same period in 2009. The 2010 nine-month results reflect improving market conditions, with global markets outpacing domestic markets in the recovery resulting in 16 percent higher export volumes compared to 2009.

Midstream, Marketing and Other
Midstream segment earnings were $270 million for the nine months of 2010, compared with $154 million for the same period in 2009. The 2010 results reflect higher margins in the gas processing business and increased earnings in the pipeline and power generation businesses.

About Oxy
Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions.  Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization.  Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls.  Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

Forward-Looking Statements
Portions of this press release contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations; supply and demand considerations for Occidental’s products; not successfully completing, or any material delay of, any development of new fields, expansion projects, capital expenditures, efficiency-improvement projects, acquisitions or dispositions; potential failure to achieve expected production from existing and future oil and gas development projects; exploration risks such as drilling unsuccessful wells; any general economic recession or slowdown domestically or internationally; higher-than-expected costs; potential liability for remedial actions under existing or future environmental regulations and litigation; potential liability resulting from pending or future litigation; general domestic and international political conditions; potential disruption or interruption of Occidental’s production or manufacturing or damage to facilities due to accidents, chemical releases, labor unrest, weather, natural disasters, political events or insurgent activity; failure of risk management; changes in laws or regulations; or changes in tax rates.  Words such as “estimate”, “project”, “predict”, “will”, “would”, “should”, “could”, “may”, “might”, “anticipate”, “plan”, “intend”, “believe”, “expect” or similar expressions that convey the uncertainty of future events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise. Material risks that may affect Occidental’s results of operations and financial position appear in Part 1, Item 1A “Risk Factors” of the 2009 Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com.  You also can obtain a copy from the SEC by calling 1-800-SEC-0330

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Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184

For further analysis of Occidental's quarterly performance, please visit the web site: www.oxy.com

				Attachment 1

SUMMARY OF SEGMENT NET SALES AND EARNINGS

	Third Quarter		Nine Months
($ millions, except per-share amounts)	2010	2009	2010	2009
SEGMENT NET SALES
Oil and Gas	$3,641	$3,089	$10,963	$7,952
Chemical	1,051	842	3,020	2,445
Midstream, Marketing and Other	388	285	993	763
Eliminations	(184)	(112)	(548)	(296)

Net Sales	$4,896	$4,104	$14,428	$10,864

SEGMENT EARNINGS
Oil and Gas (a)	$1,745	$1,464	$5,417	$3,092
Chemical	189	72	327	356
Midstream, Marketing and Other	163	77	270	154
	2,097	1,613	6,014	3,602

Unallocated Corporate Items
Interest expense, net	(19)	(33)	(77)	(76)
Income taxes	(816)	(549)	(2,345)	(1,245)
Other (b)	(66)	(102)	(256)	(297)

Income from Continuing Operations (a)	1,196	929	3,336	1,984
Discontinued operations, net	(5)	(2)	(18)	(7)

NET INCOME (a)	$1,191	$927	$3,318	$1,977

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$1.47	$1.14	$4.10	$2.44
Discontinued operations, net	(0.01)	-	(0.02)	(0.01)
	$1.46	$1.14	$4.08	$2.43

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$1.47	$1.14	$4.09	$2.44
Discontinued operations, net	(0.01)	-	(0.02)	(0.01)
	$1.46	$1.14	$4.07	$2.43
AVERAGE BASIC COMMON SHARES OUTSTANDING
BASIC	812.7	811.8	812.4	811.1
DILUTED	813.9	814.4	813.8	813.9

(a) Net Income - Net income and income from continuing operations represent amounts attributable to Common Stock, after deducting non-controlling interest of $21 million for the third quarter of 2010, $14 million for the third quarter of 2009 and $57 million and $35 million for the first nine months of 2010 and 2009, respectively.  Oil and gas segment earnings are presented net of these non-controlling interest amounts.

(b) Unallocated Corporate Items - Other - The first nine months of 2009 includes pre-tax charges of $40 million for severance and $15 million for railcar leases.

				Attachment 2

SUMMARY OF CAPITAL EXPENDITURES AND DD&A EXPENSE

	Third Quarter		Nine Months
($ millions)	2010	2009	2010	2009
CAPITAL EXPENDITURES	$1,100	$746	$2,816	$2,649

DEPRECIATION, DEPLETION AND
AMORTIZATION OF ASSETS	$858	$769	$2,608	$2,297

ITEMS AFFECTING COMPARABILITY OF CORE EARNINGS BETWEEN PERIODS

Income / (Expense)	Third Quarter		Nine Months
($ millions)	2010	2009	2010	2009

Foreign exchange gains and (losses) *	$2	$(3)	$1	$28

* Amounts shown after tax.

			Attachment 3

SUMMARY OF OPERATING STATISTICS - SALES

	Third Quarter		Nine Months
	2010	2009	2010	2009
NET OIL, GAS AND LIQUIDS SALES PER DAY
United States
Crude Oil and Liquids (MBBL)
California	92	92	92	93
Permian	160	162	160	164
Midcontinent Gas	18	15	18	14
Total	270	269	270	271

Natural Gas (MMCF)
California	276	269	288	240
Permian	122	133	126	127
Midcontinent Gas	258	251	257	265
Total	656	653	671	632

Latin America
Crude Oil (MBBL)
Argentina	30	30	34	37
Colombia	36	39	32	40
Total	66	69	66	77

Natural Gas (MMCF)
Argentina	35	27	33	30
Bolivia	19	18	15	17
Total	54	45	48	47

Middle East / North Africa
Crude Oil and Liquids (MBBL)
Bahrain	3	-	3	-
Dolphin	25	26	24	26
Libya	12	9	13	10
Oman	66	50	60	48
Qatar	79	77	77	78
Yemen	30	34	32	36
Total	215	196	209	198

Natural Gas (MMCF)
Bahrain	181	-	169	-
Dolphin	250	258	238	258
Oman	47	48	49	50
Total	478	306	456	308

Barrels of Oil Equivalent (MBOE)

Total Sales - MBOE	749	702	741	711

				Attachment 4

SUMMARY OF OPERATING STATISTICS - PRODUCTION

	Third Quarter		Nine Months
	2010	2009	2010	2009
NET OIL, GAS AND LIQUIDS PRODUCTION
PER DAY
United States
Crude Oil and Liquids (MBBL)	270	269	270	271
Natural Gas (MMCF)	656	653	671	632

Latin America
Crude Oil (MBBL)
Argentina	39	31	37	36
Colombia	33	38	33	40
Total	72	69	70	76

Natural Gas (MMCF)	54	45	48	47

Middle East / North Africa
Crude Oil and Liquids (MBBL)
Bahrain	3	-	3	-
Dolphin	25	26	24	26
Libya	12	10	14	11
Oman	63	51	60	48
Qatar	78	79	77	79
Yemen	30	34	32	36
Total	211	200	210	200

Natural Gas (MMCF)	478	306	456	308

Barrels of Oil Equivalent (MBOE)

Total Worldwide Production - MBOE	751	705	746	711

				Attachment 5

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

Occidental's results of operations often include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing and amount. Therefore, management uses a measure called "core results," which excludes those items. This non-GAAP measure is not meant to disassociate those items from management's performance, but rather is meant to provide useful information to investors interested in comparing Occidental's earnings performance between periods. Reported earnings are considered representative of management's performance over the long term. Core results is not considered to be an alternative to operating income in accordance with generally accepted accounting principles.

	Third Quarter
($ millions, except per-share amounts)	2010	Diluted EPS	2009	Diluted EPS
TOTAL REPORTED EARNINGS	$1,191	$1.46	$927	$1.14

Oil and Gas
Segment Earnings	$1,745		$1,464
Add:
No significant items affecting earnings	-		-

Segment Core Results	1,745		1,464

Chemicals
Segment Earnings	189		72
Add:
No significant items affecting earnings	-		-

Segment Core Results	189		72

Midstream, Marketing and Other
Segment Earnings	163		77
Add:
No significant items affecting earnings	-		-

Segment Core Results	163		77

Total Segment Core Results	2,097		1,613

Corporate
Corporate Results --
Non Segment *	(906)		(686)
Add:
Discontinued operations, net **	5		2

Corporate Core Results - Non Segment	(901)		(684)

TOTAL CORE RESULTS	$1,196	$1.47	$929	$1.14

* Interest expense, income taxes, G&A expense and other.
** Amounts shown after tax.

				Attachment 6

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS (continued)

	Nine Months
($ millions, except per-share amounts)	2010	Diluted EPS	2009	Diluted EPS
TOTAL REPORTED EARNINGS	$3,318	$4.07	$1,977	$2.43

Oil and Gas
Segment Earnings	$5,417		$3,092
Add:
Rig Terminations	-		8

Segment Core Results	5,417		3,100

Chemicals
Segment Earnings	327		356
Add:
No significant items affecting earnings	-		-

Segment Core Results	327		356

Midstream, Marketing and Other
Segment Earnings	270		154
Add:
No significant items affecting earnings	-		-

Segment Core Results	270		154

Total Segment Core Results	6,014		3,610

Corporate
Corporate Results --
Non Segment *	(2,696)		(1,625)
Add:
Severance accruals	-		40
Railcar leases	-		15
Tax effect of pre-tax adjustments	-		(22)
Discontinued operations, net **	18		7

Corporate Core Results - Non Segment	(2,678)		(1,585)

TOTAL CORE RESULTS	$3,336	$4.09	$2,025	$2.48

* Interest expense, income taxes, G&A expense and other.
** Amounts shown after tax.

Occidental Petroleum Corporation
Free Cash Flow
Reconciliation to Generally Accepted Accounting Principles (GAAP)
($ Millions)
Nine Months
2010
Consolidated Statement of Cash Flows
Cash flow from operating activities	6,607
Cash flow from investing activities	(4,574)
Cash flow from financing activities	(1,154)
Change in cash	879

Free Cash Flow
Cash flow from operating activities	6,607
Capital spending	(2,814)
Cash dividends paid	(848)
Equity method investment dividends	133
Free cash flow	3,078